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Exhibit 99.1

BUCYRUS INTERNATIONAL, INC. COMPLETES INITIAL PUBLIC OFFERING

South Milwaukee, Wisconsin, July 28, 2004—Bucyrus International, Inc. today announced that it completed its initial public offering of shares of its Class A common stock. The Class A common stock is quoted on the Nasdaq National Market under the symbol "BUCY."

In the offering, Bucyrus sold 7,941,177 shares, and American Industrial Partners (AIP), through a newly-formed subsidiary, sold 4,421,323 shares, including 1,612,500 shares purchased by the Underwriters through the exercise of their over-allotment option. Proceeds to Bucyrus were approximately $129.9 million, net of fees and estimated expenses.

Goldman, Sachs & Co acted as sole book runner for the stock offering. Lehman Brothers Inc. and Legg Mason Wood Walker, Incorporated were co-managers. A copy of the prospectus relating to the offered shares of Class A common stock may be obtained from Goldman, Sachs & Co., Prospectus Department, 85 Broad Street, New York, New York 10004 (Telephone: 212.902.1171).

A registration statement relating to the Class A common stock has been filed with the Securities and Exchange Commission and has been declared effective by the Commission. This press release is not an offer to sell the Class A common stock and it is not an offer to buy the Class A common stock in any jurisdiction where the offer or sale is not permitted.

About Bucyrus International, Inc.

Bucyrus is one of the world's leading manufacturers of large-scale excavation equipment used in surface mining and had approximately $337.7 million in sales in 2003. Bucyrus machines are used throughout the world by customers mining copper, coal, oil sands, iron ore and other minerals. An important part of the company's business consists of aftermarket sales in support of its large installed base (almost $10 billion based on estimated current replacement value) of machines which have service lives from 15 to 40 years.

Special Note Regarding Forward-Looking Statements

Statements contained in this press release, that are not based on current or historical facts, are forward-looking in nature. Such forward-looking statements are based on current plans, estimates and expectations and are made pursuant to the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on known and unknown risks, assumptions, uncertainties and other factors. Bucyrus' actual results, performance, or achievements may differ materially from any future results, performance, or achievements expressed or implied by such forward-looking statements. Bucyrus undertakes no obligation to publicly update or revise any forward-looking statement.

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BUCYRUS INTERNATIONAL, INC. COMPLETES INITIAL PUBLIC OFFERING
About Bucyrus International, Inc.
Special Note Regarding Forward-Looking Statements